Exhibit 10.9

DIRECTOR COMPENSATION

 The following compensation arrangements have been established for the Board of Directors of the Company: All outside directors will receive an annual retainer of $45,000. The chairpersons of Strategic Advisory Committee, the Audit Committee, the Compensation Committee, the Risk Oversight Committee, and the Nominating/Governance Committee will, for these services, receive retainers of $70,000, $20,000, $20,000, $15,000, and $12,500, respectively. Additionally, the individual filling the lead director role will receive a retainer of $50,000. Outside directors also, receive a meeting fee of $1,500 for each Committee meeting attended. All outside directors receive an annual grant of $100,000 of stock. No separate compensation is paid to directors who are employees of the Company.